Exhibit 10.13

SUPPLEMENTAL EXECUTIVE

RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (this “Agreement”) is made as of the 30th day of March, 2010, by and between Atlantic Southern Bank, a bank chartered under the laws of the State of Georgia (the “Employer”), and Ed Loomis, a resident of the State of Georgia (“Executive”).

R E C I T A L S:

WHEREAS, the Employer desires to provide Executive with an incentive to accept employment with, and to continue in the employ of, the Employer;

WHEREAS, to that end, Employer desires to make available to Executive the supplemental retirement benefit opportunity set forth in this Agreement; and

WHEREAS, the Executive desires to accept the arrangement described herein.

NOW, THEREFORE, the parties hereto, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1.             Supplemental Retirement Benefit Obligation.  Employer hereby establishes an unfunded retirement arrangement, the obligations under which shall be reflected on the general ledger of the Employer (the “Retirement Account”).  The Retirement Account shall be an unsecured liability of the Employer to Executive, payable only as provided herein from the general funds of the Employer.  The Retirement Account is not a deposit or insured by the Federal Deposit Insurance Corporation and does not constitute a trust account or any other special obligation of the Employer and does not have priority of payment over any other general obligations of the Employer.

2.             Payment of Benefits.

(a)           Normal Retirement.  If Executive remains in the continual employment of the Employer (except for approved leaves of absence) until attaining at least age sixty-five (65) (the “Normal Retirement Age”), then upon the date on which Executive’s employment with the Employer terminates for any reason (the “Retirement Date”), the Employer shall pay to Executive the Normal Retirement Benefit (as hereinafter defined) for fifteen (15) years, payable in monthly installments beginning on the first business day of the first calendar month falling on or after the Retirement Date.  For the purposes of this Agreement, the monthly amount of the “Normal Retirement Benefit” shall be Nine Thousand One Hundred and Sixty-Seven Dollars ($9,167.00).

(b)           Termination Prior to Normal Retirement Age.  If the Employer involuntarily discharges Executive other than for Cause (as hereinafter defined) prior to Normal Retirement Age or the Executive resigns prior to Normal Retirement Age, the Employer shall pay to Executive an amount equal to the Accrual Balance (as shown on Exhibit A attached hereto) for the calendar month immediately preceding the calendar month in which the involuntary discharge or resignation occurs.  The Accrual Balance amount shall be payable monthly over a twenty-four (24) month period, beginning on the first business day of the first calendar month falling on or after Executive’s involuntary termination or resignation, as the case may be.  For purposes of this Agreement, the term “Cause” shall have the same meaning given to the same term in the Employment Agreement between the parties as may be in effect from time to time; provided, however, if any such Employment Agreement ceases to exist, then the term shall have the same meaning given the same term the last time such term was used in any such Employment Agreement.

(c)           Disability.  If Executive becomes Permanently Disabled (as hereinafter defined) before Executive’s Normal Retirement Age and Executive is involuntarily discharged or resigns thereafter, Executive shall be treated as though Executive had been involuntarily discharged as of the effective date of such termination or resignation.  The amount and timing of benefit payments shall be determined in the same manner as provided in Section 2(b) above.  For purposes of this Section 2(c), the term “Permanently Disabled” shall mean by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that results in Executive (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under the Employer’s long-term disability plan covering Executive.  The determination of whether Executive is Permanently Disabled shall be made by the Employer.

(d)           Death.  If Executive dies while in the employ of the Employer but before any benefit payments are scheduled to commence under any other provision of this Agreement, the Executive shall be treated as though Executive had been involuntarily discharged as of the date of death.  The amount and timing of benefit payments to the Executive’s beneficiary shall be determined in the same manner as provided in Section 2(b) above.   If Executive dies after any benefit payments are scheduled to commence under any other provision of this Agreement, the beneficiary of Executive shall receive the amounts that otherwise would have been paid to Executive.  For purposes of this Agreement, Executive shall designate his beneficiary in writing to the Employer pursuant to procedures as may be established from time to time; provided, however, if no such designation has been made or if the beneficiary predeceases Executive, the beneficiary of Executive under this Agreement shall be Executive’s spouse, if any, then, if there is no surviving spouse, the beneficiary shall be Executive’s estate.

(e)           Forfeiture of Benefits.  If the Executive experiences a termination of employment with the Employer prior to Normal Retirement Age for any reason, other than the events described in Subsections (b), (c) and (d) above, no benefits shall be paid under this Agreement.

(f)            Temporary Suspension Applicable to a Specified Employee.  Notwithstanding the foregoing provisions of this Section 2, if Executive is a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (the “Code”), as of the date of Executive’s termination of employment with the Employer other than by reason of death, payment of benefit amounts otherwise due shall be delayed to the extent necessary until the later of six (6) months after termination of employment or the date the payments would otherwise be made under Section 2(a), (b) or (c), as applicable.  Any payments that are so delayed shall be paid in one lump sum in cash in the seventh month following the termination of employment.

(g)           Separation from Service.  For purposes of this Section 2, the terms “terminates,” “discharged,” “resigns,” and similar terminology all refer to the Executive’s separation from service with the Employer as contemplated under Section 409A(a)(2)(A)(i) of the Code.

3.             Amendment; Termination.  This Agreement may be amended only by a written agreement signed by the Employer and the Executive.  The Employer may unilaterally amend the Agreement to conform with written directives to the Employer to comply with legislative changes or tax law, including, without limitation, Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.  No amendment shall provide for or otherwise permit any acceleration of the time or schedule of any payment under the Agreement in a manner that would be prohibited under Section 409A(a)(3) of the Code.  No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.  The Employer may, at any time, terminate the Agreement except that no Agreement termination may reduce the Executive’s earned benefit.  Except as provided in this Section 3, the termination of the Agreement shall not cause a distribution of benefits.  Rather, after such termination, benefit distributions will be made in accordance with Section 2.  Notwithstanding the preceding provisions of this Section 3, the Employer may elect to terminate the Agreement under any circumstances permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix).  In any such event, the Employer shall distribute the Executive’s benefits, determined as of the date of the termination of the Agreement, to the Executive in a lump sum at the earliest date permitted under such Treasury guidance.

4.             ERISA Provisions.

(a)           Plan Administrator Duties.  This Agreement shall be administered by the Board of Directors of the Employer (“Board of Directors”), or such committee or person(s) as the Board of Directors shall appoint.  The Board of Directors, in its capacity as the “administrator” of the Agreement for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”), shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. The decision or action of the Board of Directors (or its delegatee) with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  The “Named Fiduciary” under the Agreement is the Employer.

(b)           Claims Procedures.

(i)            Notice of Denial.  If Executive or a beneficiary (a “claimant”) is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to Executive being Permanently Disabled) after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to Executive being Permanently Disabled) from the end of such initial period.  With respect to a claim for benefits due to Executive being Permanently Disabled, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim.  In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period.  Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(ii)           Contents of Notice of Denial.  If a claimant is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial which shall set forth:

(1)           the specific reasons for the denial;

(2)           specific references to the pertinent provisions of this Agreement on which the denial is based;

(3)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(4)           an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

(5)           in the case of a claim for benefits due to Executive being Permanently Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(6)           in the case of a claim for benefits due to Executive being Permanently Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

(iii)          Right to Review.  After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(1)           request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to Executive being Permanently Disabled);

(2)           request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(3)           submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and

(4)           a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv)          Application for Review.

(1)           If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, other than a claim described in paragraph (2) of this Section 4(b)(iv), he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.

(2)           If the claimant wishes a review of the decision denying his claim to benefits under this Agreement due to Executive being Permanently Disabled, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial.  With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall

(A)          consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(B)           identify the medical and vocational experts whose advice was obtained on behalf of this Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Section 4(b)(iv) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

(v)           Hearing.  Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.

(vi)          Notice of Hearing.  At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

(vii)         Counsel.  All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

(vii)         Decision on Review.  No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to Executive being Permanently Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to Executive being Permanently Disabled) after the date of receipt of the written application for review.  If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to Executive being Permanently Disabled) period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review.  In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

(1)           the specific reasons for the decision;

(2)           specific references to the pertinent provisions of this Agreement on which the decision is based;

(3)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(4)           an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(5)           in the case of a claim for benefits due to Executive being Permanently Disabled, if  an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(6)           in the case of a claim for benefits due to Executive being Permanently Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(7)           in the case of a claim for benefits due to Executive being Permanently Disabled, a statement regarding the availability of other voluntary alternative dispute resolution options.

The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon Executive or any other party claiming benefits under this Agreement.  For claims procedure purposes, the “Claims Administrator” shall be the Board of Directors or such other person designated by the Board of Directors from time to time and named by notice to Executive.  For claims procedure purposes, the “Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to Executive’s Permanent Disability made pursuant to this Subsection (b).

5.             Funding by Employer.

(a)           The general corporate funds of the Employer shall be the sole source of payment of benefits under this Agreement.  The Employer shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement.  Executive and Executive’s beneficiary or any successor in interest shall be and remain unsecured general creditors of the Employer with respect to the Employer’s obligations hereunder.  Executive shall have no interest in any property of the Employer or any other rights with respect thereto except to the extent of the contractual right to the payments provided for in Section 2 of this Agreement.

(b)           Notwithstanding anything herein to the contrary, the Employer has no obligation whatsoever to set aside assets, either directly or indirectly, in a trust for purposes of paying benefits under this Agreement.  If the Employer determines in its sole discretion to set aside assets in a trust for the purpose of paying benefits under this Agreement, the trust shall not be located outside of the United States or subsequently transferred to a trust outside of the United States.

6.             Effect of Change of Control.  Upon the occurrence of a Change of Control (as hereinafter defined) prior to the date any benefits under this Agreement are scheduled to commence, Executive shall become fully vested in the Normal Retirement Benefit.  The full annual amount of the Normal Retirement Benefit shall be paid to Executive (or Executive’s beneficiary) in accordance with the timing provisions of the otherwise applicable provision of Section 2 based upon the occurrence of the Executive’s termination of employment with the Employer.  For purposes of this Section 6, the term “Change of Control” means the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total voting power of Atlantic Southern Financial Group, Inc. or the Employer prior to such acquisition) of stock of Atlantic Southern Financial Group, Inc. or the Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of Atlantic Southern Financial Group, Inc. or the Employer (as applicable).  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Section 6 by reason of a merger, consolidation, reorganization or other transaction as to which the holders of the capital stock of Atlantic Southern Financial Group, Inc. before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of Atlantic Southern Financial Group, Inc. (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of Atlantic Southern Financial Group, Inc. (or other surviving company).  For purposes of this Section 6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Atlantic Southern Financial Group, Inc.

7.             Employment of Executive; Other Agreements.  The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever.  No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Employer and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of the Employer to discharge Executive with or without cause.

8.             Leave of Absence.  The Employer may, in its sole discretion, permit Executive to take a leave of absence for a period not to exceed six (6) months.  Any such leave of absence must be approved by the Board of Directors of Employer and reflected in its minutes.  During this time, Executive will still be considered to be in the employ of the Employer for purposes of this Agreement.

9.             Withholding.

(a)           The Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to the Executive under the Agreement, including federal and state income tax withholding, except the Employer shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder and all employment taxes due to be paid by the Employer pursuant to Section 3121(v) of the

Code and regulations promulgated thereunder (i.e., Federal Insurance Contributions Act (“FICA”) taxes on the present value of payments hereunder which are no longer subject to vesting).  The Employer’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  By participating in the Agreement, the Executive consents to the deduction of all tax withholdings attributable to participation in the Agreement from the benefits due under the Agreement or other payments due to the Executive by the Employer to satisfy the employee-portion of such obligations.  If insufficient cash wages are available or if the Executive so desires, the Executive may remit payment in cash for the withholding amounts.

(b)           Notwithstanding any other provision in the Agreement to the contrary, payments due under the Agreement may be accelerated to pay, where applicable, the FICA tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to the Agreement prior to the time such amounts are paid or made available and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”).  Accelerated payments pursuant to this Section 9(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions.  Any accelerated payments pursuant to this Section 9(b) shall reduce the benefit otherwise payable to the Executive pursuant to the Agreement.

10.           Arbitration; Jury Trial Waiver.

(a)           Except as otherwise expressly provided herein or in any other subsequent written agreement between Executive and the Employer, any controversy or claim between Executive and the Employer, or between the respective successors or assigns of either, or between Executive and any of the Employer’s officers, employees, agents or affiliated entities, arising out of or relating to this Agreement or any representations, negotiations, or discussions leading up to this Agreement or any relationship that results from any of the foregoing, whether based on contract, an alleged tort, breach of warranty, or other legal theory (including claims of fraud, misrepresentation, suppression of material fact, fraud in the inducement, and breach of fiduciary obligation), and whether based on acts or omissions occurring or existing prior to, at the time of, or after the execution of this Agreement and whether asserted as an original or amended claim, counterclaim, cross-claim, or otherwise, shall be settled by binding arbitration pursuant to the Federal Arbitration Act (“FAA”), 9 U.S.C. Section 1, et seq.; provided, however, that resort to arbitration as provided in this Section 10 may only be had after exhaustion of the claims procedure described in Subsection 4(b).  The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any dispute regarding whether a particular claim is subject to arbitration will be decided by the arbitrator.  Any court of competent jurisdiction may compel arbitration of claims pursuant to this Agreement.

(b)           The arbitrator may award to the prevailing party pre-and post-award expenses of the arbitration, including the arbitrator’s fees and travel expenses, administrative fees, out-of-pocket expenses such as copying and telephone, court costs, witness fees, stenographer’s fees, and (if allowed by applicable law) attorneys’ fees.  Otherwise, the parties will share equally the arbitrator’s fee and travel expenses and administrative fees, and each party will bear its own expenses.

(c)           This agreement to arbitrate disputes will survive the payment of all obligations under this Agreement and termination or performance of any transactions contemplated hereby between Executive and the Employer, and will continue in full force and effect unless Executive and the Employer otherwise expressly agrees in writing.  Executive and the Employer acknowledge that the transaction contemplated by this Agreement involves “commerce,” as that term is defined in the FAA.

(d)           By entering into this Agreement, Executive and the Employer agree and acknowledge that:

(i)            by agreeing to arbitrate disputes, Executive and the Employer are giving up the right to trial in a court and THE RIGHT TO TRIAL BY JURY of all claims that are subject to arbitration under this Agreement;

(ii)           grounds for appeal of the arbitrator’s decision are very limited; and

(iii)          in some cases the arbitrator may be employed by, or may have worked closely with, a business in the same or a related type of business as the business engaged in by Executive or the Employer.

(e)           EXECUTIVE AND THE EMPLOYER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ALL DISPUTES, CONTROVERSIES AND CLAIMS BY, BETWEEN OR AGAINST EXECUTIVE OR THE EMPLOYER, WHETHER THE DISPUTE, CONTROVERSY OR CLAIM IS SUBMITTED TO ARBITRATION OR IS DECIDED BY A COURT.

Executive must initial here:        .

11.           Miscellaneous Provisions.

(a)           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)           Construction.  As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular.  The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations.  The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(c)           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(d)           Governing Law.  This Agreement is made in the State of Georgia and shall be governed in all respects and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(e)           Binding Effect.  This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives.  Without limiting the foregoing this Agreement shall be binding upon any successor of the Employer whether by merger or acquisition of all or substantially all of the assets or liabilities of the Employer.  This Agreement may not be assigned by any party without the prior written consent of each other party hereto.

(f)            No Trust.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and Executive, Executive’s designated beneficiary or any other person.

(g)           Assignment of Rights and Benefits.  No right or benefit provided in this Agreement will be transferable by Executive except, upon his death, to a named beneficiary as provided in this Agreement.  No right or benefit provided for in the Agreement will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void.  No right or benefit provided for in the Agreement will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to the Employer.

(h)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

(i)            Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

Employer:

Atlantic Southern Bank

1701 Bass Road

Macon, GA  31210

Attn:       Chairman, Board of Directors

Executive:

(j)            Non-waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(k)           Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(l)            Accelerated Payouts in the Event of 409A Violations.  Notwithstanding any other provision of the Agreement to the contrary, the Employer shall make payments hereunder before such payments are otherwise due if it determines that the provisions of the Agreement fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.

(m)          Seal.  The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ATLANTIC SOUTHERN BANK:

By:	/s/ William A. Fickling, III

Title:	Chairman

EXECUTIVE:

/s/ Edward P. Loomis, Jr.

Exhibit A

Date	Accrual Balance
04/30/10	8,441
05/31/10	16,924
06/30/10	25,450
07/31/10	34,018
08/31/10	42,629
09/30/10	51,284
10/31/10	59,981
11/30/10	68,722
12/31/10	77,507
01/31/11	86,335
02/28/11	95,208
03/31/11	104,125
04/30/11	113,087
05/31/11	122,093
06/30/11	131,145
07/31/11	140,242
08/31/11	149,384
09/30/11	158,572
10/31/11	167,806
11/30/11	177,086
12/31/11	186,412
01/31/12	195,786
02/29/12	205,206
03/31/12	214,673
04/30/12	224,187
05/31/12	233,749
06/30/12	243,359
07/31/12	253,017
08/31/12	262,723
09/30/12	272,478
10/31/12	282,281
11/30/12	292,134
12/31/12	302,035
01/31/13	311,986
02/28/13	321,987
03/31/13	332,038
04/30/13	342,140
05/31/13	352,291
06/30/13	362,494
07/31/13	372,748
08/31/13	383,052
09/30/13	393,409
10/31/13	403,817
11/30/13	414,277
12/31/13	424,789
01/31/14	435,354
02/28/14	445,972
03/31/14	456,643
04/30/14	467,367
05/31/14	478,145
06/30/14	488,977
07/31/14	499,863
08/31/14	510,803
09/30/14	521,798
10/31/14	532,849
11/30/14	543,954
12/31/14	555,115
01/31/15	566,331
02/28/15	577,604
03/31/15	588,933
04/30/15	600,319
05/31/15	611,761
06/30/15	623,261
07/31/15	634,819
08/31/15	646,434
09/30/15	658,107
10/31/15	669,839
11/30/15	681,629
12/31/15	693,478
01/31/16	705,387
02/29/16	717,355
03/31/16	729,382
04/30/16	741,470
05/31/16	753,619
06/30/16	765,828
07/31/16	778,098
08/31/16	790,430
09/30/16	802,823
10/31/16	815,278
11/30/16	827,796
12/31/16	840,376
01/31/17	853,019
02/28/17	865,725
03/31/17	878,494
04/30/17	891,328
05/31/17	904,226
06/30/17	917,188
07/31/17	930,215
08/31/17	943,307
09/30/17	956,465
10/31/17	969,688
11/30/17	982,977
12/31/17	996,333
01/31/18	1,009,756
02/28/18	1,023,246
03/31/18	1,036,803
04/30/18	1,050,428
05/31/18	1,064,121
06/30/18	1,077,883
07/31/18	1,091,714

1